July 1, 2010

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC 20549

To whom it may concern:

Re:  Four Star Holdings, Inc.

We were previously the principal accountants for Four Star Holdings, Inc. (fka Dragon’s Lair Holdings, Inc.) and we reported on the Company’s consolidated financial statements for the years ended December 31, 2009 and 2008.  As of June 28 2010, we were not engaged as the principal accountants for Four Star Holdings, Inc.  We have read Four Star Holdings, Inc. statements under Item 4 of its Form 8-K dated July 1, 2010 and we agree with such statements.

For the most recent fiscal period through to June 28, 2010, there has been no disagreement between Four Star Holdings, Inc. and Lake and Associates, CPA’s LLC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Lake & Associates, CPA’s LLC would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Lake & Associates, CPA's LLC
Lake & Associates, CPA’s LLC